EXHIBIT 99


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Emclaire Financial Corp.                   Contact:  David L. Cox, President
The Farmers National Bank of Emlenton                and Chief Executive Officer
Emlenton, Pennsylvania                               John J. Boczar, Treasurer
                                                     (724) 867-2311

Peoples Savings Financial Corporation
Peoples Savings Bank
Ridgway, Pennsylvania

                              FOR IMMEDIATE RELEASE

        EMCLAIRE FINANCIAL CORP. ENTERS INTO LETTER OF INTENT TO ACQUIRE
                      PEOPLES SAVINGS FINANCIAL CORPORATION


Emlenton, Pennsylvania -- March 20, 1998 -- Mr. David L. Cox, President and Chief Executive Officer of Emclaire Financial Corp. (OTCBB: EMCF), Emlenton, Pennsylvania, ("Emclaire" or the "Company"), the holding company of The Farmers National Bank of Emlenton ("Farmers"), announced today that the Company has signed a binding letter of intent providing for the acquisition ("Acquisition") of Peoples Savings Financial Corporation (OTCBB: PSVF), Ridgway, Pennsylvania ("Peoples"), the holding company of Peoples Savings Bank ("Peoples Savings").

Emclaire will purchase 100% of the outstanding stock of Peoples. Shares of Peoples common stock will be exchanged for $26.00, payable in the aggregate in the form of 45% cash and 55% common stock of the Company. Each shareholder of Peoples may select payment in the form of cash, stock or a combination thereof, subject to proration in the event too many shareholders select one form of consideration. The number of shares of common stock to be exchanged will be determined by a floating exchange ratio if Emclaire's stock price, as determined at the time of closing, is between $15 and $21 per share. Based upon the last known sales price of Emclaire's Common Stock as of March 20, 1998, approximately 383,000 shares of Emclaire Common Stock and $5.5 million in cash will be issued and paid, respectively, by the Company in the transaction.

The Acquisition is expected to be accounted for as a purchase and to be tax-free to the shareholders of Peoples to the extent that they receive Emclaire Common Stock in exchange for Peoples stock. The transaction is subject to certain contingencies including the execution of a final definitive merger agreement, satisfaction of applicable federal regulatory requirements, approval by the shareholders of the Company and Peoples, and completion of a due diligence examination. It is anticipated the transaction will close during the third quarter of 1998.

David L. Cox, President and Chief Executive Officer of the Company said, "This merger is a natural fit for Emclaire. The markets served by Peoples adjoin or overlap markets served by Farmers. The acquisition of Peoples is a tremendous opportunity for us to expand those markets, and to expand the products and services currently offered to Peoples' customers."



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Norbert J. Pontzer,  President and Chief Executive  Officer of Peoples said, "We feel this merger is a unique opportunity for Peoples stockholders and customers. We chose to associate with The Farmers National Bank of Emlenton because of their dedication to the communities they serve, their customers, and their employees."

Emclaire Financial Corp. is a bank holding company which owns all of the outstanding stock of Farmers. Farmers, with eight offices in Venango, Butler and Clarion counties, is a community-oriented, commercial bank providing a full range of retail banking services. The Company's common stock is quoted on the OTC Electronic Bulletin Board under the symbol "EMCF."

Peoples is a bank holding company, which owns all of the outstanding stock of Peoples Savings Bank. Peoples Savings is a community-oriented retail savings institution offering traditional deposit and mortgage loan products through three offices in Elk, Jefferson and Clearfield counties, Pennsylvania. At December 31, 1997, Peoples had consolidated total assets, deposits and shareholders' equity of $44.5 million, $35.2 million and $9.3 million, respectively.

Hopper Soliday & Co. Inc. is assisting Emclaire in the proposed Acquisition.